News Release

THUNDER MOUNTAIN GOLD ENTERS INTO AGREEMENT WITH

NEWMONT MINING TO ADVANCE TROUT CREEK NEVADA PROJECT

Elko, Nevada and Boise, Idaho – March 23, 2011 - Thunder Mountain Gold, Inc. (the Company) (TSX-V: THM; OTCQB: THMG), a U.S.-based exploration company focused on discovering and defining high grade, high quality precious and base metal resources, is pleased to announce it has entered into a strategic Agreement with Newmont Mining Corporation that will advance the Company’s Trout Creek Project in Lander County, Nevada.

Jim Collord, President of the Company, said, “We are pleased to have this exploration agreement in place with Newmont on what I feel is one of the best remaining pediment plays in Nevada.  The Trout Creek claims were staked in 2007 on a very positive regional geophysical target located in the Reese River Valley pediment, and our arrangement with Newmont substantially enhances our geologic target.  The data package from Newmont substantiates our interpretation of the subsurface structural setting and will help guide our future drilling program.”

With Newmont’s private mineral package covering about 9,565 acres added to the 60 unpatented mining claims (1,200 acres) staked in 2007 by the Company within the thirty-square mile Area of Influence, the Trout Creek Project has been significantly expanded.  The exploration area is situated on the Eureka-Battle Mountain trend in the Reese River Valley to the east of Newmont’s operating Phoenix Mine and past producing Cove-McCoy Mines.

The data package made available as part of the Agreement provides additional geophysical information, as well as positive geochemical and drill data from previous Newmont exploration projects on either side of the Company’s main target area.  Jim Wright of Wright Geophysics has begun interpreting the Newmont data package and is recommending additional geophysical work to enhance the primary target area.

Under the terms of the Agreement, the Company is responsible for conducting the exploration program and is obligated to expend a minimum of $150,000 over the next two years, with additional expenditures possible in future years.  Conducting drilling on Newmont lands is part of the work commitment, but the Agreement can be terminated after the minimum expenditure commitment has been made.  The Agreement outlines the terms of a joint venture if the Company’s program is successful in which Newmont can earn up to 70% of the project by expending 150% of the Company’s expenditures up to the point that Newmont decides to form a joint venture.  If the Company defines economic mineralization and Newmont decides not to joint venture, then the Company

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can obtain ownership of any or all of the Newmont lands within the Area of Influence and Newmont would retain three percent (3%) of net smelter returns (NSR) as royalty interest.

The work plan for 2011 and 2012 is to conduct additional geophysics that will help define important structural trends under the gravels, depth to bedrock and other important features of the valley fill.  Interpretation of the geochemical and drill data provided by Newmont, in conjunction with the geophysics, will help guide the drilling program to be done over the next couple of field seasons.

Qualified Person – G. Peter Parsley, Professional Geologist, is the Qualified Person as defined by National Instrument 43-101 responsible for the technical data reported in this news release.

About Thunder Mountain Gold, Inc.:

Thunder Mountain Gold, founded in 1935, is an exploration company focused on discovering and defining quality, high grade precious and base metal projects, primarily in politically stable regions such as the Western United States.  Thunder Mountain Gold performs its own natural resource exploration and generates value for shareholders by demonstrating the value of its properties through a comprehensive drilling program and then seeking strategic partners to move the properties into production.  South Mountain, its flagship property located in Owyhee County, Idaho – just north of the Nevada border, is 100% owned/controlled with a mostly private land package of over 1,200 acres.  The Company’s other precious metals properties include Clover Mountain in Idaho, the Trout Creek and West Tonopah in Nevada, along with two properties in Arizona.

Forward-Looking Statements:  Statements made which are not historical facts, such as anticipated production, exploration results, costs or sales performance are "forward-looking statements", and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied.  These risks and uncertainties include, but are not limited to, metals prices volatility, volatility of metals production, exploration project uncertainties, industrial minerals market conditions and project development risks.  Refer to the Company's Periodic Filings for a more detailed discussion of factors that may impact expected future results.  Thunder Mountain Gold undertakes no obligation to publicly update or revise any forward-looking statements.

Cautionary Note to Investors

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.  The United States Securities and Exchange Commission (“SEC”) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce.

For further information, please contact:

Cameron Associates: Alison Ziegler Email: alison@cameronassoc.com Phone: (212) 554-5469	Thunder Mountain Gold Inc. Eric Jones, C.F.O. Email: eric@thundermountaingold.com Phone: (208) 658-1037 Jim Collord, President and C.E.O. Email: jim@thundermountaingold.com